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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                     FORM 15

    CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION PURSUANT TO SECTION
          12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF
             DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 ---------------

                        COMMISSION FILE NUMBER 000-26883

                                 MEDSCAPE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                               7375                       13-3879679
    (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)

                                 ---------------
                              134 WEST 29TH STREET
                          NEW YORK, NEW YORK 10001-5399
                                 (212) 760-3100

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 ---------------
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Common Stock, par value $.01 per share
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            (Title of each class of securities covered by this Form)

None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12(g)-4(a) (1) (i)    / x /                     Rule 12h-3(b) (1) (i)     / x /
         Rule 12(g)-4(a) (1) (ii)   /   /                     Rule 12h-3(b) (1) (ii)    /   /
         Rule 12(g)-4(a) (2) (i)    /   /                     Rule 12h-3(b) (2) (i)     /   /
         Rule 12(g)-4(a) (2) (ii)   /   /                     Rule 12h-3(b) (2) (ii)    /   /
                                                              Rule 15d-6

Approximate number of holders of record as of the certification or notice date:

One

Pursuant to the requirements of the Securities Exchange Act of 1934, Medscape, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                   MEDSCAPE, INC.

Date: May 19, 2000                 By: /s/ MARK E. BOULDING
                                   --------------------------------------
                                   Name: Mark E. Boulding
                                   Title: Vice President of Regulatory Affairs,
                                          General Counsel and Secretary


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